Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

October 31, 2007

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the adequacy and effectiveness of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. With me are my executive management staff including our Chief Financial Officer, Jay Shreiner.

On balance, we are pleased with the development of our business in the third quarter. We saw yet another period of sequential improvement in our Contract Therapy operating margins which began in the latter part of the first quarter and has been sustained in the second and third quarters.

Within HRS, we also saw improvement in both our Inpatient and Outpatient operating earnings despite continued declines in the number of units and declines in 75% Rule impacted discharges.

In our Freestanding Hospital segment, we experienced some growing pains during the quarter as performance was impacted by start-up costs, increases in estimated contractual adjustments at one facility and a shift in payor mix at another.

Overall, we achieved operating earnings of $8.2 million for the quarter or $0.22 per diluted share. These are the highest operating earnings and EPS totals in the last eight quarters.

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Contract Therapy (CT)

We are extremely proud of the progress that our Contract Therapy business has made in the last fifteen months, integrating an acquired business that significantly expanded our number of clinicians, operating revenues and facilities.

Operating earnings improved $2.1 million sequentially to $3.2 million. The cumulative improvement in quarterly operating earnings for the past six months was nearly $5.4 million. The division’s operating margin for the third quarter stands at 3.2 percent which reflects significant progress toward our goal of 4.5 percent to 5.5 percent operating earnings margin during 2008.

While we remain focused on improving our CT margins, we are turning our attention to stabilizing and growing our number of CT locations and expect to return to net additions in our contract therapy portfolio beginning in 2008.

Hospital Rehabilitation Services

We continue to successfully manage our staff utilization and operating expenses which enabled us to achieve a 270 basis point sequential improvement in the division’s operating margin as operating earnings increased from $5.4 million in the second quarter to $6.3 million in the third quarter despite lower revenue quarter to quarter. Our outpatient business also saw continued improvement in operations to support these results.

In the third quarter, our same store 75% Rule qualifying admissions increased by 1.1 percent compared to the second quarter of 2007 while total same store admissions declined by 1.0 percent sequentially. Same store admissions year-to-date ending third quarter versus the same time period in 2006 include a 13.1 percent increase in non-Medicare volume.

On average, our units are currently operating at a 64.9% compliance level with 41 units having entered their 65% compliance level on July 1. We expect to be fully compliant in all of our ARUs by the end of their respective 65% compliance periods.

We have increased our focus to support the Hospital Rehabilitation Services businesses through a number of initiatives:

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At the beginning of the second quarter we rolled out a new initiative in collaboration with Gallup Consulting to improve the process for selection and training of new field managers in HRS. To date it has resulted in the hiring of 15 new program managers. Operating results in the units managed by Gallup-selected candidates have shown significant improvement in revenue and contribution over the prior six months performance.

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Early testing of new products is under way. Our first short stay rehab unit has met our performance expectations and offers an alternative for patients that are negatively impacted by the 75% Rule in certain markets. In addition, we are also testing a more comprehensive service offering that includes nursing, case management, coding, denials, and LTACH management.

•

In late September we signed a new three year agreement with Premier, Inc. Premier is the largest Healthcare Provider alliance in the country with over 1,700 hospitals plus thousands of SNFs and other care providers. In addition, we renewed our relationship with VHA, which represents over 1,200 hospitals for an additional three years. Both of these relationships will give us a new or expanded channel to introduce our current and future product offerings.

Freestanding Hospital Division

Our Freestanding Hospital division saw operating revenue and earnings decline sequentially for the third quarter compared to the second quarter of 2007. Several adjustments in both quarters significantly masked normalized operating performance. However, in addition to these adjustments, the division experienced lower revenues and earnings due to case management challenges and isolated payor mix issues, as well as start-up costs at its Austin, Texas joint venture in the amount of $0.7 million.

Last quarter, I discussed steps that we had taken to turn around one of our hospitals which had underperformed in the second quarter. We took aggressive action by changing management, rebuilding referral relationships, right-sizing the staff and more closely monitoring expected reimbursement. This hospital has responded very well to these actions and has significantly improved its operations during the third quarter.

Rehab hospitals within the division, which the Company managed to an average 75% Rule compliance level of 63.7% during the quarter, are expected to be fully compliant at the end of their respective compliance periods.

As our Freestanding Hospitals division continues to grow, we are accelerating our investment in leadership, process standardization and information systems across the division, in order to build a solid infrastructure for more consistent operating performance in this division.

The division continues active development of five joint venture projects. We announced one additional joint venture during the third quarter. We reached an agreement with Landmark Health Systems, Inc. of Rhode Island to jointly operate the Rehab Hospital of Rhode Island and to develop a long-term acute care hospital subject to certificate of need approval. The acquisition of the rehab hospital is subject to review by the state’s Department of Health and Attorney General. We expect to begin operation of the facility during the second quarter of 2008.

The first phase of our 20-bed rehabilitation hospital joint venture with the Seton Family of Hospitals in Austin, Texas opened August 21. We are still awaiting the state survey necessary to receive a Medicare provider number. This process may take longer than we have experienced in the past. The second phase of this project will include the development of a long-term acute care hospital and expansion of the rehabilitation hospital.

Our LTACH in North Kansas City and the joint venture with St.

Luke’s Hospital in St. Louis are proceeding as scheduled. North Kansas City is currently under construction and will open during the first quarter of 2008. Groundbreaking ceremonies for the St. Luke’s joint venture occurred on October 24 with an opening planned for late 2008.

Our planned 50-bed LTACH joint venture with Methodist Medical Center in Peoria, Illinois, which received CON approval, is subject to the completion of the definitive agreements. Construction will begin in the first quarter of 2008 with an expected opening date of first quarter 2009.

Our last project is the planned development of an LTACH with our existing rehabilitation hospital partner in Kokomo, Indiana which should open in the second half of 2008.

We have several letters of intent and additional opportunities under review, some of which involve acquisitions of existing facilities.

Legislative and Regulatory Update

While the Medicare provisions in the Children’s Health and Medicare Protection Act of 2007 (CHAMP Act) were removed from a stand-alone State’s Children’s Health Insurance Program (SCHIP) bill, it remains to be seen what action the Senate will take on these provisions by the end of the year. These provisions included a freeze of the 75% Rule at 60%, an extension of the Part B therapy cap exception process, refinement of LTACH payments and an increase in the physician fee schedule. RehabCare is actively working with Congressional offices, trade groups and industry peers to encourage the Senate to finish work on the Medicare issues by December 31, 2007.

Impact of the 75% Rule on Inpatient Rehabilitation Facilities’ Patient Outcomes and Medicare Expenditures

RehabCare and others in our industry have asserted that the rules imposed on inpatient rehabilitation facilities (IRFs) are arbitrary and not based on achieving the best patient outcomes at the lowest possible cost. To begin building a body of knowledge around the best treatment locations for certain patients, we recently completed a study documenting the impact of the 75% Rule for IRFs. The study compared the Medicare expenditures and outcomes of patients in the 25% category treated in our IRFs compared to those treated in our skilled nursing facility (SNF) therapy programs. The study group consisted of 124,000 patients treated in our programs from January 2006 through August 2007. Some of the study’s findings include:

•	81 percent of IRF patients were discharged to a home environment compared with 37 percent of SNF patients;
•	Average length of stay was 10.4 days in an IRF and 34.9 days in a SNF;
•	Based on average length of stay, the average SNF payment was approximately $13,855 per stay while the average payment per IRF discharge was $12,981, or 6.7 percent less, and
•	52 percent of SNF patients went on to other Medicare-funded settings upon discharge compared with 17 percent of IRF patients.

The report is being circulated among members of Congress and healthcare associations in an effort to win support for a legislative freeze on implementation of the 75% Rule. The complete study document is available at www.rehabcare.com/75percentstudy.

Part B Therapy Caps

Without further intervention by Congress, the current Part B Therapy Cap auto-exception procedure is scheduled to lapse on December 31, 2007. As a response to the potential therapy cap implementation, we have completed a review of our data and identified the conditions most frequently treated and reimbursed under Medicare Part B. Using this information, a care mapping process that will tie treatment plan to cost of care is in development and will be completed by December 1. These care maps will allow clinicians to plan treatment and manage cost within the financial constraints of the cap dollars ensuring that patients will not exhaust their limited benefits on one treatment episode early in the year.

Physician Fee Schedule

Used as the charge basis for Medicare Part B therapy services, the physician fee schedule faces a 9.9 percent scheduled reduction beginning January 2008 without intervention by Congress. CMS, by regulation, has proposed similar, though smaller, decreases in the physician fee schedule over the last several years. Congress has passed legislation each year to reverse these decreases.

Market Basket Rates of Increase

Effective October 1, 2007, payment rates increased 3.2 percent and 3.3 percent in inpatient rehab and skilled nursing facilities, respectively.

Local Coverage Determinations by Medicare Fiscal Intermediaries and Recovery Audit Contractors

Over the last two years, we have seen an increase in the number of denied claims within our acute rehab units and Hospitals as a result of medical necessity determination by both fiscal intermediaries and, more recently, by the Recovery Audit Contractors, or RACs.

In regards to Local Coverage Determination, a recent AHA and FAH study shows that nationally, over 63 percent of all denied claims are overturned and repaid to providers. RehabCare continues to exceed the national average with a 90.5 percent overturn rate.

In regard to the RACs, CMS has issued a “pause” in these audits in the state of California until the end of October while a review of PRG Schultz is conducted. In addition, as a result of issues which arose in the California RACs, the rollouts of the RACs in Massachusetts, South Carolina and Arizona will exclude the “27% bounty for denied claims”. CMS has issued a request for proposal for contractors to implement its RAC program in all 50 states beginning in March 2008.

Talent Acquisition with the Academic Community

In order to place RehabCare in a preferred position for recruiting therapists, we have initiated two programs with academic institutions in markets that we believe will elevate our visibility with graduating students and enhance our ability to attract the best talent.

We were pleased to announce this quarter that RehabCare in conjunction with the University of Missouri, is supporting the development of physical therapist assistant and occupational therapy assistant programs at community colleges in rural locations throughout the state of Missouri.

We are also partnering with the University of Kansas to provide an endowed professorship. The RehabCare professor will work to provide a geriatric curriculum that supports appropriately trained therapists for RehabCare programs.  The professor will also serve as a conduit for research between RehabCare and the University as well as provide significant visibility for RehabCare with students and the national academic community.

The launch of these two initiatives will influence the availability of therapists throughout the region.  This is the largest commitment to date by RehabCare to partner and support the academic community.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated Results

Consolidated net revenues for the third quarter of 2007 of $172.9 million declined 4.5 percent compared to $181.1 million in the second quarter of 2007.

Consolidated net earnings in the third quarter more than doubled sequentially to $3.9 million, or $0.22 per share on a fully diluted basis, compared to $0.09 in the previous quarter. In the third quarter last year, revenues were $183.2 million and net earnings were $2.3 million, or $0.13 per fully diluted share. As John said earlier, this is the best performance we have generated in the past two years and demonstrates the success of the actions we have been taking.

Consolidated net earnings for the second quarter included a $4.9 million pre-tax impairment charge, or $0.17 per fully diluted share after tax, to write down the value of an intangible asset related to the Louisiana Specialty Hospital’s statutory exemption from the 25% Rule for LTACH’s.

Contract Therapy (CT)

Net revenues for the Contract Therapy division were $98.3 million, a decrease from the second quarter of $2.0 million, or 2.0 percent. This decline was driven by a 2.3 percent reduction in the average number of locations operated during the quarter, partially offset by increased revenue per location.

The division’s operating earnings of $3.2 million in the third quarter of 2007 compared to $1.1 million, sequentially and to a loss of $2.2 million in the first quarter of this year. This $2.1 million sequential improvement in earnings resulted from the operating efficiencies and reductions in expenses as previously discussed.

During the third quarter, 55 programs closed. Of those closures, 27 were the result of self operation or external competition with the remaining 28 primarily the result of low profitability or non-payment.

Thirty new client sites were opened in the third quarter. Backlog in this division was up to 20 compared to 15 in the prior quarter.

Hospital Rehabilitation Services

Third quarter HRS revenues were $40.3 million, a decline of 3.6 percent on a sequential basis, primarily resulting from fewer net operating units, but partially offset by higher inpatient revenue per location and per discharge.

Operating earnings for the division were $6.3 million, an increase of $0.9 million, or 16.6 percent, from the $5.4 million of operating earnings in the second quarter primarily resulting from reduced division general and administrative expenses and improved operating performance of our outpatient business.

The division finished the quarter with 154 programs, as a result of ten closures and three openings. ARUs at quarter-end totaled 108 down from 110, as three ARUs opened and five ARU’s closed. The five remaining closures were two subacute units and three outpatient units. One of the closures was for non-payment and nine chose to self-operate. The majority of those that chose to self-operate were underperforming units. The division’s backlog was four at the end of the quarter, all of which are ARUs; one is scheduled to open in December 2007 and three in 2008.

Freestanding Hospitals

Operating revenues in the Freestanding Hospital division declined 9.6 percent sequentially, or $2.6 million, to $24.4 million in the third quarter from $27.0 million in the second quarter as a result of several items. During the third quarter, the division recorded $1.4 million of additional contractual allowances, principally at one of its facilities. In the prior quarter, the division recognized a net $0.9 million reduction in contractual allowances primarily related to prior year cost report reserves. These adjustments, which total $2.3 million, account for the vast majority of the $2.6 million sequential revenue decline.

The division reported an operating loss of $1.6 million in the third quarter compared to operating earnings of $1.8 million in the prior quarter, excluding a $4.9 million pre-tax impairment charge on a Louisiana Specialty Hospital intangible asset recognized in the second quarter. In addition to the swing in operating revenues resulting from contractual adjustments which I previously mentioned, the division was impacted by case management challenges, isolated payor mix issues and $0.7 million in start-up costs at its Austin, Texas joint venture.

Balance Sheet

For the nine months ended September 30, 2007, we generated cash from operations of $30.9 million and paid down $20.0 million in long-term debt. We spent approximately $6.5 million for capital expenditures, including $4.2 million in the Company’s Freestanding Hospitals division, primarily on developing our Seton joint venture in Austin, Texas, and adding a high observation unit in one of our LTACHs. The remaining $2.3 million of capital expenditures were principally related to information systems. Days sales outstanding were 78.4 at September 30 compared to 74.9 at June 30, 2007, and 77.9 at December 31, 2006.

At September 30, we had approximately $14.2 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. We had $94.6 million in outstanding debt under our revolving credit facility with a weighted average interest rate of approximately 7.0 percent. Total debt outstanding at September 30, 2007 was $100.6 million compared to $120.6 million at December 31, 2006. We anticipate our interest rate spread on our revolving credit facility will decline to 150 basis points above LIBOR during the fourth quarter.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

As you can see from our results, we are pleased with the direction of the Company, in particular by the progress in our Contract Therapy operations, and the operating expense management in our Hospital Rehabilitation Services division. We obviously have some work to do at our Freestanding Hospital division to improve its business processes and technology and prepare it for further growth. We’re confident that the fundamentals of this business remain sound and support our continued investment in its future.

With the disruption from our Symphony acquisition behind us, we move forward with a continued focus on improving margins, developing our Freestanding operations, reducing our debt and dealing with the numerous reimbursement challenges that we face.

I want to take the opportunity to thank Tom Davis for his ten years of important service to the Company, first in the Hospital Rehabilitation division and more recently in Business Development and the Freestanding Hospital division. His leadership and contacts in the healthcare industry provided the catalyst for the development of our newest division, a division which forms the foundation of our future growth. We wish Tom all the best as he embarks upon a new career direction; we will miss him.

As we celebrate our 25th year of operation, let me thank everyone who has helped us reach this important milestone, especially our more than 16,000 colleagues, who continue to focus on our most important mission – providing quality care to help people regain their lives. Thank you for your continued support and we look forward to sharing our future successes with you.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.

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